Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We have issued our report dated December 9, 2015, with respect to the consolidated financial statements of Mineral Newco Limited in this Current Report of Veeva Systems Inc. on Form 8-K/A.  We consent to the incorporation by reference of said report in the Registration Statements of Veeva Systems Inc. on Forms S-8 (File No. 333 -191760, File No. 333 -194639 and File No. 333 -203159).

/s/ GRANT THORNTON UK LLP

Oxford, United Kingdom

December 9, 2015